ADMINISTRATION AGREEMENT

      Agreement made as of May 31, 1997, between VAN KAMPEN AMERICAN CAPITAL TRUST FOR INVESTMENT GRADE FLORIDA MUNICIPALS, a Massachusetts business trust (the "Fund"), and VAN KAMPEN AMERICAN CAPITAL DISTRIBUTORS, INC., a Delaware corporation (the "Administrator").

      WHEREAS, the Fund intends to operate as a closed-end management investment company, and is so registered under the Investment Company act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund has authorized the issuance of its common shares of beneficial interest, par value $.01 per share (the "Common Shares") and a class of preferred shares of beneficial interest with preference rights, the relative rights, terms and preferences of which are to be determined by the Board of Trustees of the Fund (the "Preferred Shares") (holders of the Common Shares and Preferred Shares are referred to collectively herein as the "Shareholders");

      WHEREAS, the Fund wishes to retain the Administrator to provide certain administrative services to the Fund, under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

      1. Appointment. The Fund hereby appoints the Administrator to administer the Fund, and the Administrator accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

      2. Services and Duties of the Administrator. Subject to the supervision of the Fund's Board of Trustees (the "Board"), the Administrator will:

                        (a) Prepare and assemble all reports required to be sent
                  to the Fund Shareholders, and arrange for the printing and dissemination of such reports to Shareholders;

                        (b) Assemble all reports required to be filed with the
                  Securities and Exchange Commission (the "SEC") on Form N-SAR, or such other form as the SEC may substitute for Form N-SAR, and file such completed form with the SEC;

                        (c) Arrange for the dissemination to Shareholders of the
                  Fund's proxy materials and oversee the tabulation of proxies by the Fund's transfer agent;

                        (d) Negotiate the terms and conditions under which
                  custodian services will be provided to the Fund and the fees to be paid by the Fund to its custodian (which may or may not be an affiliate of the Fund's investment adviser) in connection therewith;

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                        (e) Negotiate the terms and conditions under which
                  dividend disbursing services will be provided to the Fund, and the fees to be paid by the Fund in connection therewith; review the provision of dividend disbursing services to the Fund;

                        (f) Determine the amounts available for distribution as
                  dividends and distributions to be paid by the Fund to its Shareholders; prepare and arrange for the printing of dividend notices to Shareholders; and provide the Fund's dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund's dividend reinvestment plan;

                        (g) Provide Shareholder services to holders or potential
                  holders of the Fund's securities including but not limited to responding to Shareholder requests for information;

                        (h) Assist in providing to the Fund's independent
                  accountants such information as is necessary for such accountants to prepare and file the Fund's federal income and excise tax returns and the Fund's state and local tax returns;

                        (i) Assist the Fund's investment adviser in monitoring
                  compliance of the Fund's operations with the 1940 Act and with its investment policies and limitations as currently in effect;

                        (j) In connection with the issuance of the Preferred
                  Shares, calculate, monitor and provide the rating agencies such asset coverage and liquidity reports as the Board deems advisable with respect to obtaining a rating on the Preferred Shares;

                        (k) Oversee the maintenance of the Fund's books and
                  records under Rule 31a-1 under the 1940 Act by the custodians and accounting agent, as applicable; and

                        (l) Make such reports and recommendations to the Board
                  as the Board reasonably requests or deems appropriate.

      3. Public Inquiries. The Fund and the Administrator agree that the Administrator will not be responsible for replying to questions or requests for information concerning the Fund from Shareholders, brokers or the public. The Fund will inform the Administrator of the party or parties to whom any such questions or requests should be directed, and the Administrator will refer such questions and requests to such party or parties.

      4. Compliance with the Fund's Governing Documents and Applicable Law. In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Declaration of Trust, By-Laws and registration statements of the Fund and with the directions of the Board and Fund executive officers and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

      5. Service Not Exclusive. The Administrator's services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative or other services to other funds or clients so long as the Administrator's services under this Agreement are not impaired thereby.

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      6. Use of Employees of the Investment Adviser. The Fund acknowledges and agrees that the Administrator may, at its own cost, use employees of Van Kampen American Capital Investment Advisory Corp., the Fund's investment adviser, to perform a portion of or all of the services required to be performed by the Administrator hereunder.

      7. Compensation. For the services provided and expenses assumed by the Administrator under this Agreement, the Fund will pay the Administrator a fee, accrued daily and paid monthly, at the annualized rate of .20% of the Fund's average daily managed assets (which, for purposes of determining such fee, shall mean the average daily value of the total assets of the Fund, minus the sum of the accrued liabilities of the Fund other than the aggregate amount of any borrowings undertaking by the Fund).

      8. Limitation of Liability of the Administrator. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its Shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

      9. Limitation of Liability of the Trustees and Shareholders of the Fund. Pursuant to the provisions of Article V, Section 5.5 of the Fund's Declaration of Trust as amended or restated as of the date hereof, this Agreement is entered into by the Board not individually, but as trustees under such Declaration of Trust and the obligations of the Fund hereunder are not binding upon any such trustees or Shareholders of the Fund, but bind only the trust estate.

      10. Duration and Termination. This Agreement will become effective upon the date hereabove written and shall continue in effect thereafter until terminated without penalty by the Administrator or the Fund upon 30 days written notice to the other and shall automatically terminate in the event of its assignment as the term is defined in the 1940 Act.

      11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or discharge or termination is sought.

      12. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and 1940 Act, without giving effect to the principles of conflicts of law thereof. To the extent that the applicable laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

      13. Miscellaneous. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:                              VAN KAMPEN AMERICAN CAPITAL
                                     TRUST FOR INVESTMENT GRADE FLORIDA
                                     MUNICIPALS


/s/ Weston B. Wetherell              By: /s/ Edward C. Wood, III
----------------------------            ----------------------------------------
Weston B. Wetherell                     Edward C. Wood, III, Vice President and
Assistant Secretary                        Chief Financial Officer


Attest:                              VAN KAMPEN AMERICAN CAPITAL
                                     DISTRIBUTORS, INC.


/s/ Weston B. Wetherell              By: /s/ William R. Molinari
----------------------------            ----------------------------------------
Weston B. Wetherell                     William R. Molinari, President
Assistant Secretary